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                             KIRKPATRICK & LOCKHART LLP
                           1800 Massachusetts Avenue, N.W.
                             Washington, D.C.  20036-1800
                                    202-778-9000


                                   October 29, 1996


     Heritage Cash Trust
     880 Carillon Parkway
     St. Petersburg, Florida  33716

              Re:   Rule 24f-2 Notice
                       -----------------

     Ladies and Gentlemen:

              Heritage Cash Trust (the "Trust") is a business trust organized under the laws of the Commonwealth of Massachusetts. We understand that the Trust is about to file a Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), for the purpose of making definite the number of shares of beneficial interest ("Shares") that it has registered under the Securities Act of 1933, as amended (the "1933 Act"), and that it sold during its fiscal year ended August 31, 1996.

              We have, as counsel, participated in various business and other matters relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of its Declaration of Trust and
     By-Laws,  as now  in  effect,  and  we  generally  are  familiar  with  its business affairs. Based on the foregoing, it is our opinion that the Shares sold during the fiscal year ended August 31, 1996, the registration of which will be made definite by the filing of a Rule 24f-2 Notice, were legally issued, fully paid and non-assessable. We express no opinion as to compliance with the 1933 Act, the 1940 Act or applicable state securities laws in connection with the sales of Shares.

              The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that creditors of, contractors with and claimants against the Trust shall look only to the assets of the Trust for payment. It also requires that notice of such disclaimer be given in each contract or instrument made or issued by the officers or the Trustees of the Trust on behalf of the Trust. The Declaration of Trust further provides: (i) for the Trust to indemnify and hold each shareholder harmless from Trust assets for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of Shares of the Trust; and (ii) for the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring
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     Heritage Cash Trust
     October 29, 1996
     Page 2



     financial   loss  on  account  of  shareholder   liability  is  limited  to
     circumstances in which the Trust would be unable to meet its obligations.

              We hereby consent to this opinion accompanying the Rule 24f-2 Notice that you are about to file with the Securities and Exchange
     Commission. We also consent to the reference to our firm in the prospectus filed as part of the Trust's registration statement.

                                                   Very truly yours,

                                                   KIRKPATRICK  &  LOCKHART LLP

                                                       /s/ Robert J. Zutz
                                                   By  -----------------------
                                                             Robert J. Zutz
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